Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-208053) of Community Trust Bancorp, Inc. of our report dated June 23, 2017, relating to the financial statements and supplemental schedules of the Community Trust Bancorp, Inc. Employee Stock Ownership Plan, which appears in this Annual Report on Form 11-K of the Community Trust Bancorp, Inc. Employee Stock Ownership Plan for the year ended December 31, 2016.

/s/ BKD, LLP

Louisville, Kentucky
June 23, 2017